Exhibit 4(c)

SCHEDULE

ANNUITY NUMBER: [001-00001]                                             ISSUE DATE: [JULY 15, 2007]

TYPE OF BUSINESS: [NON-QUALIFIED]

OWNER: [JOHN DOE]	DATE OF BIRTH: [OCTOBER 21, 1970]	SEX: [MALE]

OWNER: [MARY DOE]	DATE OF BIRTH: [OCTOBER 15, 1970]	SEX: [FEMALE]

ANNUITANT: [JOHN DOE]	DATE OF BIRTH: [OCTOBER 21,1970]	SEX: [MALE]

LATEST AVAILABLE ANNUITY DATE: [THE FIRST DAY OF THE CALENDAR MONTH NEXT FOLLOWING THE OLDEST OWNER’S OR ANNUITANT’S 95TH BIRTHDAY WHICHEVER OCCURS FIRST.]

EARLIEST AVAILABLE ANNUITY DATE: [THREE YEARS FROM THE ISSUE DATE, OR THREE YEARS FROM THE DATE ANY NEW ANNUITANT BECOMES THE ANNUITANT.]

DEFAULT ANNUITY OPTION: [IN THE ABSENCE OF AN ELECTION WE RECEIVE IN GOOD ORDER, MONTHLY PAYMENTS WILL COMMENCE UNDER FIXED LIFE INCOME ANNUITY OPTION 2 WITH 120 MONTHS CERTAIN.]

PURCHASE PAYMENT: $[10,000]

[PURCHASE PAYMENT LIMITATION: PURCHASE PAYMENTS WILL BE ACCEPTED UP TO AND INCLUDING [AGE 85] BASED ON THE OLDEST NATURAL OWNER OR THE ANNUITANT IF THE ANNUITY IS OWNED BY AN ENTITY]

MINIMUM ADDITIONAL PURCHASE PAYMENT: $[100]

MINIMUM ADDITIONAL PURCHASE PAYMENT UNDER AUTOMATIC PURCHASE PLANS: $[50]

MINIMUM WITHDRAWAL AMOUNT: $[100]

MAXIMUM FREE WITHDRAWAL: [10%]

MINIMUM SURRENDER VALUE AFTER WITHDRAWAL: $[1,000]

MINIMUM ANNUITY PAYMENT: $[100 PER MONTH]

MAXIMUM NUMBER OF SUB-ACCOUNTS IN WHICH YOU MAY MAINTAIN ACCOUNT

VALUE: [NOT APPLICABLE]

MINIMUM TRANSFER AMOUNT: $[50. WE RESERVE THE RIGHT TO WAIVE THE MINIMUM TRANSFER AMOUNT.]

SCHEDULE (CONTINUED)

CONTINGENT DEFERRED SALES CHARGE:

LENGTH OF TIME SINCE PURCHASE PAYMENT	PERCENTAGE OF PURCHASE PAYMENTS BEING LIQUIDATED
[0-1 year	9.0%
1-2 years	8.5%
2-3 years	8.0%
3-4 years	7.0%
4-5 years	6.0%
5-6 years	5.0%
6-7 years	4.0%
7-8 years	3.0%
8-9 years	2.0%
9 + years	0.0%]

CREDITS:

[WE ADD A CREDIT TO YOUR ANNUITY WITH EACH PURCHASE PAYMENT RECEIVED. EACH CREDIT IS ALLOCATED TO ACCOUNT VALUE WHEN THE APPLICABLE PURCHASE PAYMENT IS APPLIED TO YOUR ACCOUNT VALUE. CREDITS ARE APPLIED PRO-RATA TO THE ALLOCATION OPTIONS IN THE SAME RATIO AS THE APPLICABLE PURCHASE PAYMENT.

WE REDUCE THE AMOUNT AVAILABLE AS A DEATH BENEFIT, OTHER THAN THE MINIMUM DEATH BENEFIT PROVIDED BY THIS ANNUITY, BY ANY CREDITS APPLIED WITHIN 12 MONTHS OF THE DECEDENT’S DATE OF DEATH. HOWEVER, WE MAY REDUCE THE AMOUNT OF ANY BENEFIT PROVIDED BY RIDER OR ENDORSEMENT BY ANY CREDIT IN ACCORDANCE WITH THE TERMS OF SUCH RIDER OR ENDORSEMENT.

IF YOU EXERCISE YOUR RIGHT TO CANCEL THIS ANNUITY UNDER THE RIGHT TO CANCEL PROVISION, THE AMOUNT PAYABLE IS REDUCED BY ANY CREDIT APPLIED.

IF THE SOLE OWNER OR THE OLDER OF THE OWNER OR CO-OWNER IS AGE [80 OR YOUNGER] AT THE TIME EACH PURCHASE PAYMENT IS RECEIVED, WE WILL ADD A CREDIT EQUAL TO [5.0%] OF THAT PURCHASE PAYMENT.

IF THE SOLE OWNER OR THE OLDER OF THE OWNER OR CO-OWNER IS BETWEEN AGES [81 AND 85] AT THE TIME EACH PURCHASE PAYMENT IS RECEIVED, WE WILL ADD A CREDIT EQUAL TO [3.0%] OF THAT PURCHASE PAYMENT.

THE MAXIMUM AGE AT WHICH WE ADD A CREDIT IS AGE [85].]

TRANSFER FEE: $[10 PER TRANSFER AFTER THE TWENTIETH IN ANY ANNUITY YEAR. WE RESERVE THE RIGHT TO: (1) INCREASE THE TRANSFER FEE, BUT IT WILL NOT EXCEED $20 PER TRANSFER AFTER THE EIGHTH IN ANY ANNUITY YEAR AND (2) WAIVE THE TRANSFER FEE IF THE TRANSFER IS MADE IN A MODE ACCEPTABLE TO US.]

TRANSFER AMOUNT ALLOWED FROM A FIXED RATE OPTION: [100% OF THE ACCOUNT VALUE OF THE MATURING FIXED RATE OPTION ON ITS MATURITY DATE OR WITHIN 30 DAYS IMMEDIATELY AFTER THE MATURITY DATE.]

SCHEDULE (CONTINUED)

MAINTENANCE FEE: [LESSER OF $35 OR 2% OF ACCOUNT VALUE, BUT ONLY IF THE ACCOUNT VALUE AT THE TIME THE FEE IS DUE IS LESS THAN $100,000. WE RESERVE THE RIGHT TO: (1) INCREASE THE MAINTENANCE FEE, BUT IT WILL NOT EXCEED $50 PER ANNUITY YEAR, AND (2) CHANGE THE AMOUNT OVER WHICH WE WILL WAIVE THE MAINTENANCE FEE.]

INSURANCE CHARGE: [1.55%]

[FIXED RATE OPTION: MINIMUM INTEREST CREDITING RATE: [2.0% ANNUALLY ON ALL AMOUNTS FIRST ALLOCATED OR TRANSFERRED TO THE FIXED RATE OPTION PRIOR TO THE TENTH ANNIVERSARY OF THE ISSUE DATE; 3.0% ANNUALLY ON ALL AMOUNTS ALLOCATED OR TRANSFERRED TO THE FIXED RATE OPTION ON OR AFTER THE TENTH ANNIVERSARY OF THE ISSUE DATE.]

GUARANTEE PERIODS AND INITIAL INTEREST RATES AS OF THE ISSUE DATE:

GUARANTEE PERIODS	INITIAL INTEREST RATE		INITIAL ADDITIONAL ONE-YEAR INTEREST CREDITING RATE FOR THE GUARANTEE PERIOD SHOWN
[1 year	X	%	X	%
2 years	X	%	X	%
3 years	X	%	X	%
4 years	X	%	X	%
5 years	X	%	X	%
6 years	X	%	X	%
7 years	X	%	X	%
8 years	X	%	X	%
9 years	X	%	X	%
10 years	X	%	X	%]

THE ADDITIONAL INTEREST CREDITING RATE VARIES BASED ON THE GUARANTEE PERIOD YOU ELECT, BUT IS CREDITED FOR ONE YEAR ONLY, BEGINNING ON THE DATE YOU ALLOCATE A PURCHASE PAYMENT, OR PART OF ONE, TO A FIXED RATE OPTION.

PLEASE NOTE THAT THE GUARANTEE PERIODS AND CORRESPONDING INITIAL INTEREST RATES SHOWN ARE THOSE YOU SELECTED AT THE ISSUE DATE OF THIS ANNUITY. WE MAY OFFER DIFFERENT GUARANTEE PERIODS OF DIFFERENT DURATION AFTER THE ISSUE DATE. THE INITIAL INTEREST RATES SHOWN ARE EFFECTIVE ONLY AS OF THE ISSUE DATE. THE INTEREST RATES FOR NEW FIXED RATE OPTIONS MAY BE CHANGED PERIODICALLY.]

VARIABLE SEPARATE ACCOUNT(S): [ALLSTATE FINANCIAL ADVISORS SEPARATE ACCOUNT I]

OFFICE:	[ANNUITY SERVICE CENTER
P.O. BOX 70179
PHILADELPHIA, PA 19176
TOLL-FREE: 1-866-695-2647
WEBSITE: WWW.ACCESSALLSTATE.COM]